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                                                                    EXHIBIT 99.1


         IDEX ANNOUNCES DIRECTOR GREGORY B. KENNY TO RESIGN AT YEAR-END

NORTHBROOK, IL, MAY 7 -- IDEX CORPORATION (NYSE: IEX) today announced that its director Gregory B. Kenny, CEO and President of General Cable (NYSE: BGC), located in Highland Heights, Kentucky, informed the company of his intention to resign from the IDEX Board effective December 31, 2007. Mr. Kenny joined the company's Board in February 2002. On March 22, 2005, he was reelected to serve a three-year term ending at the IDEX Corporation 2008 annual meeting of stockholders.

On May 2, Cardinal Health (NYSE: CAH), located in Dublin, Ohio, announced that Mr. Kenny had been appointed to the company's Board effective August 1, 2007. General Cable's Board of Directors has adopted limitations on outside board service. IDEX will commence a search to fill the vacancy created by Mr. Kenny's departure. To facilitate a smooth transition, Mr. Kenny will remain on the IDEX Board until year-end.

Commenting on the resignation, IDEX Chairman and Chief Executive Officer Larry Kingsley said, "Greg is a valued Board member. In addition to his general Board duties, he served as Chair of the Compensation Committee from November 21, 2002 until April 3, 2007. We thank him for his many years of service. We know he will contribute to the Cardinal Health Board."

Mr. Kenny said, "IDEX is an excellent company that continues to build substantial shareholder value. Larry Kingsley and his team have demonstrated a strong ability to see fresh opportunity in all of our business segments. The company has a well focused strategy and strong governance. It has been a pleasure to serve with such a strong Board and management team and to have been a contributing member to IDEX's success."

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries -- all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".